PNC BANK CORP. AND SUBSIDIARIES                                   EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
  TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS

                                                                              Year ended December 31
                                      Three months ended ---------------------------------------------------------------
Dollars in thousands                     March 31, 1997      1996         1995         1994         1993         1992
------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and cumulative
   effect of changes
   in accounting principles                  $408,837   $1,527,551     $627,012   $1,209,916   $1,140,487     $787,994
Fixed charges and preferred stock
   dividends excluding
   interest on deposits                       287,681    1,105,324    1,492,391    1,112,564      712,339      592,902
                                          ------------------------------------------------------------------------------
     Subtotal                                 696,518    2,632,875    2,119,403    2,322,480    1,852,826    1,380,896
Interest on deposits                          346,155    1,428,771    1,551,816    1,159,242    1,005,658    1,546,576
                                          ------------------------------------------------------------------------------
     Total                                 $1,042,673   $4,061,646   $3,671,219   $3,481,722   $2,858,484   $2,927,472
                                          ==============================================================================

FIXED CHARGES

Interest on borrowed funds                   $265,874   $1,064,847   $1,455,069   $1,070,565     $676,319     $555,610
Interest component of rentals                   7,150       29,839       31,283       32,247       26,491       25,739
Amortization of borrowed funds                    202          816          927        1,761        1,418        1,505
Distributions on mandatorily
   redeemable capital securities
   of subsidiary trust                          6,956        1,391
Preferred stock dividends                       7,499        8,431        5,112        7,991        8,111       10,048
                                          ------------------------------------------------------------------------------
     Subtotal                                 287,681    1,105,324    1,492,391    1,112,564      712,339      592,902
Interest on deposits                          346,155    1,428,771    1,551,816    1,159,242    1,005,658    1,546,576
                                          ------------------------------------------------------------------------------
     Total                                   $633,836   $2,534,095   $3,044,207   $2,271,806   $1,717,997   $2,139,478
                                          ==============================================================================

RATIO OF EARNINGS TO COMBINED
   FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS
Excluding interest on deposits                   2.42x        2.38x        1.42x        2.09x        2.60x        2.33x
Including interest on deposits                   1.65         1.60         1.21         1.53         1.66         1.37
========================================================================================================================